Exhibit 99.1

Immersion Corporation Reports First Quarter 2004 Financial Results

    SAN JOSE, Calif.--(BUSINESS WIRE)--April 26, 2004--Immersion Corporation, (Nasdaq:IMMR), a leading developer and licensor of touch feedback technology, today announced revenues for the quarter ended March 31, 2004 of $5.4 million compared to revenues of $3.7 million in the first quarter of 2003. Net loss on a Generally Accepted Accounting Principles (GAAP) basis for the first quarter of 2004 was $6.2 million, or $0.30 per share, compared to a net loss of $3.7 million, or $0.18 per share, for the first quarter of 2003.
    This quarter's net loss includes approximately $1.0 million, or $0.05 per share, in non-cash charges relating to amortization for stock-based compensation and intangible assets and accretion on our Series A Redeemable Convertible Preferred Stock. This compares to non-cash charges of approximately $0.6 million, or $0.03 per share, attributable to amortization for stock-based compensation and intangible assets in the same quarter last year.
    Vic Viegas, Immersion's CEO said, "We are pleased with the 43 percent growth in revenues over last year, reflecting the performance of our new sales and marketing team, which is largely responsible for driving our strong top-line results this quarter. Revenues were higher across all revenue categories and across each of our four businesses. In 2004, we expect to see continued revenue growth in our business segments as we expand our technology offerings and increase our penetration of existing and new markets.
    "Our quarterly loss resulted from higher operating expenses, chiefly the increased litigation expense associated with the Sony lawsuit. Litigation expense was $3.2 million in the first quarter of 2004 or $2.4 million higher than in the first quarter of 2003. While litigation expense is a burden on our mission to achieve profitability, we are prepared to protect and defend our intellectual property. We have taken action to reduce costs in other areas such as the renegotiation of the rent for our San Jose headquarters, which we expect will generate approximately $400,000 in savings over a fifteen month period," Viegas concluded.
    Immersion will host a conference call with company management on Monday, April 26, 2004, at 5:00 p.m. Eastern time to discuss operating results for the first quarter ended March 31, 2004. A question and answer session will follow. To listen to the call, dial (800) 374-2366, reservation number 4572176. The call will be archived and available for replay until April 30, 2004, by dialing (800) 642-1687, reservation number 4572176. The call will also be simulcast on the Internet through Immersion Corporation's Web site, http://www.immersion.com. An audio replay of the call will be archived and available at http://www.immersion.com for replay until April 26, 2005.

    About Immersion (www.immersion.com)

    Founded in 1993, Immersion Corporation is a recognized leader in developing, licensing and marketing digital touch technology and products. Bringing value to markets where man-machine interaction needs to be made more compelling, safer, or productive, Immersion helps its partners broaden market reach by making the use of touch feedback as critical a user experience as sight and sound. Immersion's technology is deployed across personal computing, entertainment, medical training, automotive, and three-dimensional simulation markets. Immersion and its wholly owned subsidiaries hold more than 230 issued patents worldwide.

    Forward-Looking Statements

    This press release contains "forward-looking statements" that involve risks and uncertainties, as well as assumptions that, if they never materialize or prove incorrect, could cause the results of Immersion Corporation and its consolidated subsidiaries to differ materially from those expressed or implied by such forward-looking statements.
    All statements, other than the statements of historical fact, are statements that may be deemed forward-looking statements, including any projections of earnings, revenues, or other financial matters; any statements of the plans, strategies, and objectives of management for future operations; proposed products or services; any statements regarding future economic conditions or performance; and statements of belief or assumptions underlying any of the foregoing. Immersion's actual results might differ materially from those stated or implied by such forward-looking statements due to risks and uncertainties associated with Immersion's business which include, but are not limited to, delay in or failure to achieve commercial demand for Immersion's expanded technology offerings or a delay in or failure to achieve the acceptance of force feedback as a critical user experience in new and existing markets for our business segments.
    For a more detailed discussion of these factors, and other factors that could cause the Company's actual results to vary materially, interested parties should review the risk factors listed in the Company's most current Form 10-K, which is on file with the U.S. Securities and Exchange Commission. The forward-looking statements in this press release reflect the Company's beliefs and predictions as of the date of this release. The Company disclaims any obligation to update these forward-looking statements as a result of financial, business, or any other developments occurring after the date of this release.
    The Immersion logo is a trademark of Immersion Corporation. All other trademarks are the property of their respective owners.



                         Immersion Corporation
            Condensed Consolidated Statements of Operations
               (In thousands, except per share amounts)
                              (Unaudited)

                                                      Three Months
                                                     Ended March 31,
                                                    2004        2003
                                                 ---------   ---------
Revenues:
     Royalty and license                         $  1,831    $    833
     Product sales                                  2,444       2,148
     Development contracts and other                1,080         755
                                                 ---------   ---------
         Total revenues                             5,355       3,736
                                                 ---------   ---------
Costs and expenses:
   Cost of product sales (exclusive of
    amortization of intangibles shown separately
    below)                                          1,221       1,106
   Sales and marketing                              2,462       1,791
   Research and development                         1,889       1,689
   General and administrative                       4,878       2,156
   Amortization of intangibles and deferred
    stock compensation                                513         649
                                                 ---------   ---------

         Total costs and expenses                  10,963       7,391
                                                 ---------   ---------

Operating loss                                     (5,608)     (3,655)
Interest and other income (expense), net             (560)         (2)
                                                 ---------   ---------

Net loss                                         $ (6,168)   $ (3,657)
                                                 =========   =========
Basic and diluted net loss per share             $  (0.30)   $  (0.18)
                                                 ---------   ---------

Shares used in calculating basic and diluted net
 loss per share                                    20,791      20,144
                                                 ---------   ---------

                         Immersion Corporation
                 Condensed Consolidated Balance Sheets
                            (In thousands)

                                               March 31,  December 31,
                                                 2004        2003 (1)
                                              (Unaudited)
ASSETS                                        ----------- ------------
  Cash and cash equivalents                   $   18,788  $    21,738
  Accounts receivable, net                         2,971        4,927
  Inventories                                      2,393        2,099
  Prepaid expenses and other current assets          973        1,099
                                              ----------- ------------
         Total current assets                     25,125       29,863

  Property and equipment, net                      1,368        1,454
  Intangibles and other assets, net                6,685        6,596

         TOTAL ASSETS                         $   33,178  $    37,913
                                              =========== ============

LIABILITIES
  Accounts payable                            $    1,931  $     1,752
  Accrued compensation                             1,287          864
  Other accrued liabilities                        2,567        2,066
  Deferred revenue and customer advances           1,920        3,116
  Current portion of long-term debt                   28           33
                                              ----------- ------------
         Total current liabilities                 7,733        7,831

  Long-term debt                                      13           16
  Long-term liabilities and deferred revenue       4,157        4,235
  Long-term customer advance from Microsoft       27,437       27,050
                                              ----------- ------------
         Total liabilities                        39,340       39,132

STOCKHOLDERS' DEFICIENCY                          (6,162)      (1,219)
                                              ----------- ------------
TOTAL LIABILITIES & STOCKHOLDERS' DEFICIENCY  $   33,178  $    37,913
                                              =========== ============

(1) Derived from the Company's annual audited financial statements.



    CONTACT: Immersion Corporation
             Mike Zuckerman, 408-467-1900
             Invest@immersion.com